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                                                                    Exhibit 10.1

            TECHNOLOGY TESTING AND CONTINGENT PURCHASE AGREEMENT FOR
                                    BIOSENTRY

      This Agreement is entered into by and between KIMPEN, S.A. DE C.V. (the "Company") and JMAR Technologies, Inc., a Delaware corporation operating in the State of California (hereinafter "JMAR").

                                 R-E-C-I-T-A-L-S

      1. Kimpen is responsible for the quality of the beverages produced by Bepensa and desires to have a system to monitor for the presence of a variety of microorganisms in water prior to being processed into a particular beverage;

      2. JMAR is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication and has developed the BioSentry(TM) system, a laser-based, early-warning system for detecting and classifying potentially harmful microorganisms in water supplies;

      3. JMAR has successfully completed a proof of concept and beta versions of its BioSentry(TM) units, and has offered to install 1 beta BioSentry unit in the Company's facilities for the purposes of testing the operation of the beta unit in a water facility environment on the terms and conditions set forth herein; and

      4. JMAR and the Company desire to engage in a joint effort to test the operation and effectiveness of the BioSentry units. If successful, the Company has agreed to purchase at least 2 production units of the BioSentry(TM) system for factory testing and an additional 15 production units upon successful completion of the factory test on the terms set forth herein.

                                C-O-V-E-N-A-N-T-S

      1. Services to Be Performed. JMAR agrees to install one BioSentry beta unit at the Company's laboratory facility and to operate and perform testing of such unit in accordance with the BioSentry Test Program Proposal and Test Plan attached hereto as Exhibit A and Exhibit A-1 and incorporated herein by reference. All work performed by JMAR shall be subject to review and

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approval by the Company. The Company shall have no obligation to approve any work found defective by the Company, in its sole discretion.

      2. Installation and Testing of Beta Units. JMAR agrees to a) supply and install one BioSentry(TM) Beta unit(s) at the Company's laboratory facility and
b) operate and test the Beta units in accordance with Exhibit A. The Company agrees to make available its facility to JMAR at no additional cost to JMAR for the purpose of the installation and testing of one BioSentry(TM) Beta unit(s). The Company also agrees to make its personnel available to JMAR at the Company's cost to support the installation and testing of the Beta units in accordance with Exhibit A.

      3. Contingent Purchase Order. Upon successful completion of the Test Plan for the Beta unit installed in the laboratory as set forth in Exhibit A-1, the Company will issue a binding Purchase Order obligating the Company to purchase at least 2 production units of the BioSentry(TM) system. The two production units will be installed in factory locations and operated and tested in accordance with the Test Plan set forth in Exhibit A-1. Upon successful completion of the Test Plan for these two production units, the Company will issue a binding Purchase Order obligating the Company to purchase an additional 15 production units for delivery within 6 months after the completion of the factory tests. The Purchase Orders will contain the terms and conditions set forth in the Quotation attached hereto as Exhibit B and incorporated herein by reference.

      4. Work Performance Standards. JMAR agrees to perform all work and services required by this Agreement in a manner which complies with all applicable health and safety standards and in a manner which avoids damage or injury to any real or personal property of any person or entity, including any real or personal property of the Company. JMAR agrees to perform the work at all times in a manner which avoids the creation of any trespass or private or public nuisance during conduct of the work.

      5. Liability for Work of Agents, Independent Contractors, and Subcontractors. JMAR shall be solely liable and responsible for all labor and materials provided by any agent, employee, subcontractor, supplier, or independent contractor hired or retained by JMAR to perform any work or to provide any materials or supplies. Except as provided in this Agreement, the Company shall have no liability whatsoever for any work or services performed or any materials or supplies provided by JMAR or its agents, employees, subcontractors, suppliers, or independent contractors.

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      6. Time for Completion of Services. As a material term of this Agreement,
JMAR agrees to complete all work and services associated with the Laboratory Test Plan required by this Agreement by no later than August 15, 2005, subject to extension upon the mutual written agreement of the parties. Future testing of two production BioSentry(TM) Systems at two Bepensa factories will be scheduled following the completion of the Laboratory Test Plan.

      7. Termination Right. Either party shall have the express right to terminate this Agreement at any time by giving thirty (30) consecutive days advance written notice to the other party upon the failure of the BioSentry Beta unit(s) to perform in accordance with the Test Plan set forth in Exhibit A-1 for a period of 60 days after installation. Upon receipt of such a termination notice, JMAR shall promptly cease its testing and operation of the BioSentry units, shall remove the BioSentry units from the Company's facilities within 30 days at its sole cost and expense and shall avoid any injury or damage to any part of the Company's facilities in removing the units. The Company shall be responsible for restoring the premises to its previous condition.

      8. Independent Contractor. As a material term of this Agreement, it is expressly agreed between the parties that JMAR is performing all work and services for the Company pursuant to this Agreement as an independent contractor and not as an agent or employee of the Company. The parties further agree and acknowledge that the Company expects JMAR to make its own independent determination of the means and methods to perform all work required by this Agreement, and will not be directed as to any of these means or methods by the Company.

      9. Insurance. At all times during the term of this Agreement, JMAR shall maintain workers compensation insurance and a commercial general liability insurance policy in amounts that are customary for businesses of this nature.

      10. Job Site Safety. JMAR shall be solely liable and responsible for the job site safety and compliance with all applicable laws, rules and regulations pertaining to job safety for all agents, employees, subcontractors, suppliers, and independent contractors retained by JMAR to perform any work or services or to provide any materials required by this Agreement. However, JMAR shall not be liable or responsible for job site safety for any workers or agents employed by the Company in connection with the installation and operation of the BioSentry units.

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      11. Indemnity. As a material term of this Agreement, JMAR agrees to hold harmless, indemnify, and defend the Company and its directors, officers, employees, agents, and representatives from and against any and all liability, claims, causes of action, suits, actions, damages, losses, costs, fees, expenses, fines, and penalties, of whatever type or nature, including all costs of defense and attorney fees, caused in whole or in part, or claimed to be caused in whole or in part by the action, inaction, passive or active negligence, or intentional misconduct of JMAR or its directors, officers, employees, agents, subcontractors, sub-consultants, suppliers, or independent contractors, except claims and causes of action caused by the negligence or intentional misconduct of the Company or its directors, officers, employees or agents. The Company agrees to hold harmless, indemnify, and defend JMAR and its directors, officers, employees, agents, and representatives from and against any and all claims, causes of action, suits, actions, damages, losses, costs, fees, expenses, fines, and penalties, of whatever type or nature, including all costs of defense and attorney fees, caused by the negligence or intentional misconduct of the Company or its directors, officers, employees, agents, subcontractors, sub-consultants, suppliers, or independent contractors. In the event that any administrative proceeding, litigation or arbitration is instituted naming an indemnified party as a defendant, the indemnified party shall be entitled to appoint its own independent counsel to represent it, and the indemnifying party agrees to pay all reasonable attorneys fees, expert fees and costs, and litigation costs associated with this defense within thirty (30) days of any billing.

      12. Miscellaneous Provisions.

            12.1 California Law Governs. The rights and obligations of the parties under this Agreement shall be governed and determined according to the substantive laws of the State of California (excluding the conflict of laws principles thereof. This Agreement shall be deemed to have been entered into at Carlsbad, California, regardless of the places of signing by the parties hereto or the order of their signing.

            12.2 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration at San Diego, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award of the arbitrator(s) shall be entered in any court with appropriate jurisdiction as the final binding judgment. The arbitrators shall not be permitted to award punitive or other exemplary damages as a part of such award. In addition to any other relief as may be granted,

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the prevailing party shall be entitled to reasonable attorneys' fees in such arbitration, with the amount thereof to be determined by the arbitrator or the court.

            12.3 Modification. This Agreement may not be modified, amended, rescinded, canceled, or waived, in whole or in part, except in writing signed by the parties hereto.

            12.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements by and between JMAR and the Company, as well as all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to this Agreement.

The parties mutually declare that this Agreement and its exhibits constitute a final, complete and integrated agreement between the parties.

            12.5 Prohibition on Assignment. Except as otherwise provided herein, neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement (whether by contract, merger, consolidation, sale of stock or assets or otherwise) except with the prior written consent of the other party. Any prohibited assignment shall be null and void.

            12.6 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and on their respective purchasers, successors, heirs and assigns.

            12.7 Unenforceable Provisions. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provisions or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from the this Agreement, but such invalidity or unenforceable shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or enforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

            12.8 Representation of Capacity to Contract. Each party to this Agreement represents and warrants that he or she has the authority to execute this Agreement on behalf of the entity represented by that individual. This representation is a material term of this Agreement.

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            12.9 Opportunity to be Represented by Independent Counsel. Each of
the parties to this Agreement warrants and represents that it has been advised to consult independent counsel of its own choosing and has had a reasonable opportunity to do so prior to executing this Agreement.

            12.10 No Waiver. The failure of either party to enforce any term, covenant or condition of this Agreement on the date it is to be performed shall not be construed as a waiver of that party's right to enforce this, or any other, term, covenant, or condition of this Agreement at any later date or as a waiver of any term, covenant, or condition of this Agreement. No waiver shall occur unless the waiver is expressly stated in writing and signed by the person for the party having the authority to expressly waive the benefit or provision, in writing. No oral waivers shall be effective against either party.

            12.11 No Joint Venture and No Third Party Beneficiaries. Nothing in this Agreement is intended to create a joint venture, partnership or common enterprise relationship of any kind between the Company and JMAR. No third parties shall be construed as beneficiaries of any term, covenant or provision of this Agreement.

            12.12 Notices. All letters, statements, or notices required pursuant to this Agreement shall be deemed effective upon receipt when personally served, transmitted by facsimile machine, or sent certified mail, return receipt requested, to the following addresses or facsimile numbers:

To: "JMAR"

JMAR Technologies, Inc.
Attention: General Counsel
5800 Armada Drive
Carlsbad, California 92008
Facsimile No. (760) 602-3299

To: "Company"

KIMPEN, S.A. DE C.V.
Calle 31 s/n, Tablaje Catastral 19097
por 30 y Anillo Periferico. Colonia Pacabtun.
C.P. 97160. Merida, Yucatan, Mexico.
Attention: Mr. Adolfo Herrera Hiza

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            12.13 Counterparts. This Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof. In case of any conflict between the English version and any translated version of this Agreement, the English version shall govern.

            12.14 Effective Date. The effective date of this Agreement executed in Carlsbad, California, within the North County Judicial Company, County of San Diego, State of California, is April 15, 2005.

Dated: April 13, 2005                            KIMPEN, S.A. DE C.V.

                                                 By: /s/ ADOLFO HERRERA HIZA
                                                      Mr. Adolfo Herrera Hiza,
                                                      General Manager

Dated: April 13, 2005                            JMAR TECHNOLOGIES, INC.

                                                 By: /s/ JOHN P. RICARDI
                                                      John P. Ricardi,
                                                      Vice President, Senor
                                                      Products Group

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                                    EXHIBIT A

                      BIOSENTRY(TM) TEST PROGRAM FOR KIMPEN

1. PROGRAM GOALS

      JMAR's goals in undertaking the Test Program include:

      1.1. Validate BioSentry(TM) performance for detection and classification of Bacteria (E.coli, Pseudomonas,Salmonella & Shigella) and Protozoa (Cryptosporidium & Giardia) in accordance with the Test Plan in Exhibit A-1.

      1.2.  Demonstrate the value of the BioSentry(TM) to Kimpen

      1.3. Gain valuable field experience that may result in modifications to the BioSentry(TM) prior to production start-up.

      1.4. Publish joint reports regarding the BioSentry(TM) performance that could aide in proliferation of the BioSentry(TM) to the industry.

2. PROGRAM METHODOLOGY

      Create a 2-month test plan that:

      2.1. Upon successful completion, satisfies Kimpen expectations of the BioSentry and results in the sale of at least two BioSentry(TM) systems.

      2.2. Tests the suitability of the BioSentry(TM) as a quality and/or security device to ensure Kimpen's water at the test location is within the Kimpen's acceptable level of bioburden(1) contamination

      2.3. Places one BioSentry(TM) Beta unit(s) at mutually agreeable a Kimpen location to continuously monitor treated (filtered and disinfected) water for Bacteria & Protozoa.

      2.4. Operates the BioSentry(TM) on a 24/7 basis to continuously monitor the Kimpen's water supply and reports any `events' to the Kimpen.

      2.5. Spikes the BioSentry(TM) weekly with known concentration levels of polystyrene test spheres and/or inactivated Bacteria and Protozoa to verify the system is working properly

      2.6. Records BioSentry(TM) operational downtime to measure the system's reliability

      2.7. Completes the Program within 2 months after installation and evaluates the performance of the BioSentry(TM) in accordance with the test plan detailed in Exhibit A-1

---------------
(1) POPULATION OF VIABLE MICROORGANISMS ON A PRODUCT AND/OR PACKAGE.

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3. PROGRAM DETAILS

      3.1.  JMAR RESPONSIBILITIES:

            3.1.1.      Identify a Project Manager to interface with Kimpen.

            3.1.2. Provide 1 BioSentry(TM) Beta system to Kimpen to be installed at a mutually agreeable location.

            3.1.3. Integrate the BioSentry(TM) systems with Kimpen's internet or communications network to allow JMAR to monitor the performance of the BioSentry(TM) systems.

            3.1.4. Provide on-site service and maintenance, as required, for the duration of the program

            3.1.5. Validate test results through a certified test lab using known test criteria (e.g. EPA Method 1623 for testing of Cryptosporidium)

      3.2.  KIMPEN RESPONSIBILITIES:

            3.2.1.      Provide single Project Manager to interface with JMAR.

            3.2.2. Make its facilities and personnel available for installation, operation, testing and maintenance of the BioSentry systems.

            3.2.3. Provide personnel to be trained during the 2-month test period to operate maintain and service the BioSentry(TM) systems.

            3.2.4. Provide JMAR with sufficient information and/or personnel to help integrate the BioSentry(TM) with Kimpen's internet or communications network.

            3.2.5. Support monthly meetings of no more than 2 hours with JMAR personnel to review system performance and critique BioSentry(TM) data and system operations.

            3.2.6. Together with JMAR, publish a report regarding the performance of the BioSentry(TM) at the completion of the Test Program that is suitable for possible public dissemination.

4. SCHEDULE:

      4.1. 1 BioSentry(TM) unit(s) will be ready for installation at the Kimpen facility by no later than May 15, 2005.

      4.2. JMAR will complete installation and integration of the 1 BioSentry(TM) Beta unit(s) into the Kimpen facility by May 31, 2005.

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5. INSTALLATION

    THE BIOSENTRY(TM) BETA SYSTEM(S) SUPPLIED IS FOR TESTING PURPOSES AND NOT INTENDED FOR EVALUATION IN KIMPEN OPERATIONS DURING THE `TEST PERIOD' UNLESS
                            AGREED BY BOTH PARTIES.

      5.1. The BioSentry(TM) will be installed at a mutually agreed location to monitor `treated' water in accordance with the Exhibit B, Installation Plan

      5.2. If desired by Kimpen, the BioSentry(TM) can be installed in parallel with a customer supplied standard particle counter and an on-line turbidimeter to allow for comparative testing.

      5.3. JMAR will collect, remove and properly dispose of all biologicals used during the set-up of the BioSentry(TM) at Kimpen.

      5.4. A `spiking receptacle;' will be mounted near the BioSentry(TM) to allow for weekly spiking with 8 micron polystyrene spheres and/or inactivated Bacteria and Protozoa. JMAR will collect, remove and properly dispose of all biologicals used during the `spiking' of the BioSentry(TM) at Kimpen.

      5.5. The BioSentry(TM) system will drain directly to the sewer or other protected drain during normal operations.

      5.6. The BioSentry(TM) will be equipped with a TCP/IP network for communications to JMAR's facility

      5.7. JMAR use of Kimpen's internet connection to remotely monitor the operation of the BioSentry(TM).

6. PROGRAM COMPLETION

      Following the 2 month test program, JMAR, will publish a report summarizing the test results to Kimpen.

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      EXHIBIT A-1

BIOSENTRY(TM) TEST PLAN FOR MONITORING KIMPEN'S TREATED WATER

1. GOAL

      1.1. To validate the BioSentry(TM) as an Early Warning System for the detection and classification of Bacteria and Protozoa

2. EXPERIMENTAL PLAN

      2.1. The BioSentry(TM) unit will be installed at a location to monitor treated water quality. The experiment will occur over a 2 month period.

      2.2. During the initial 2-4 weeks of operation, the BioSentry(TM) will be configured for Kimpen's application. Test data obtained during this configuration period will not be used as part of the BioSentry(TM) system evaluation.

      2.3. Weekly spiking using 8 micron PSL spheres will occur during the test period to identify differences in the performance of the existing particle counting monitoring system (if applicable) and the BioSentry(TM) system.

            2.3.1.      Concentration level will be 1000 spheres/ml.

            2.3.2. The number of total event counts observed and False Positives will be recorded

      2.4. Bi-weekly spiking of UV inactivated Bacteria and Protozoa will occur during the test period to track the detection and classification accuracy.

            2.4.1.      Concentration level will be 1000 organisms/ml.

            2.4.2. The number of total event counts observed and False Positives will be recorded

            2.4.3. The samples will be collected in a Pall Environcheck sampling capsule for delivery to the laboratory.

            2.4.4. The laboratory will analyze the sample for the background presence of Bacteria and Protozoa using EPA Method 1623 or a similar technique.

      2.5.  Reliability of the BioSentry(TM) unit will be calculated as follows:

            2.5.1. Hours of operation will be recorded along with any down-time.

            2.5.2.      Down-time duration and reason will be noted.

            2.5.3. Reliability of the BioSentry(TM) unit will be recorded as % Uptime (Total hours of operation - downtime hours / total hours of operation)

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3. FINAL REPORT

      The Final Report will include:

      3.1. Data obtained from weekly spiking, day-to-day operations (recorded events), and reliability will be summarized in the report.

      3.2. The False Positive Rate (ratio of False Positives recorded to the total events recorded) will be calculated.

      3.3. The classification rate (ratio of properly classified particles to the number of particles passing through the BioSentry(TM)) will be calculated.

      3.4. Comparisons of the measured concentrations of test spikes to concentrations measured by the `labs'.

      3.5. Variability of the BioSentry(TM) results will be measured through a statistical analysis of the consistency of the results, based on the number tests performed.

4. SUCCESSFUL TEST CRITERIA

      The criteria to validate the successful performance of the BioSentry(TM) to satisfy Kimpen's needs is stated below. During the initial 2-4 week calibration period of operation, this critieria may be changed to reflect data obtained during the calibration period.

      4.1. Pathogen Classification Accuracy: Correctly classifies organism as Bacteria or Protozoa 90% of time in concentrates of at least 1000 organisms/Ml

      4.2. Event Detection: During the first 2-4 weeks of operation after installation, a standard will be created to determine the statistical actual versus theoretical yield using polystyrene spheres. The results of these tests will produce the expected statistical yield of the BioSentry(TM). Successful test results will be deemed if the BioSentry(TM) performs within 3 sigma of the experimental mean.

      4.3. Reliability: System uptime of at least 90% during the 2-month test duration

      4.4.  False positives: < 10% for bacteria or protozoa classification

      4.5. Pathogen Classification Repeatability: Two systems are needed to obtain this metric. Hence, the criteria for this metric will be detailed prior to the start of the 2-system factory tests.

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